                                                                 Exhibit (p)(14)

                      WEDGE CAPITAL MANAGEMENT L.L.P.
                      PERSONAL SECURITY TRADING POLICY
            EFFECTIVE OCTOBER 1, 2002 (REVISED JANUARY 5, 2007)

I.   Introduction

     A.   Individuals and Entities Covered by the Policy

          All WEDGE partners and employees are required to abide by the policy.

     B.   Fiduciary Duty

          The purpose of this policy is to promote compliance with the following principles:

          1.   To place the interests of our clients first at all times;

          2. Personal securities transactions are to be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

          3. WEDGE personnel will not take inappropriate advantage of their positions. Information concerning WEDGE trading activity must be kept confidential except when disclosure is required on a professional basis; and

          4. To help prevent the use of inside information in stocks we may trade, and also help eliminate potential conflicts of interest, no employee or partner or spouse of either is allowed to be a director of a public company without prior Management Committee approval. WEDGE has separate policies concerning material inside information, the acceptance of gifts from either brokers or companies, and Security Trading Procedures in regard to customer accounts we manage.

          Doubtful situations should be resolved in favor of WEDGE's clients. Technical compliance with the Policy's procedures will not automatically insulate from scrutiny certain securities transactions that indicate an abuse of fiduciary responsibility.

II.  Personal Securities Transactions

     A.   Required Authorizations

          All partners and employees are required to receive authorization from WEDGE before trading occurs in accounts in which they have sole or shared Investment Control (see section V. Definitions). It is assumed that you have Investment Control over all accounts registered jointly with your spouse. Personal security transactions of equities and bonds,) and private placements (except those listed in section II.C) require prior approval from a Security Trade Compliance Committee (STCC) member (see section II.D.). Duplicate confirmations for all trades placed in accounts with Investment Control must be sent directly to WEDGE (see section III. A.).

     B.   Required Reporting Only

          For those accounts in which a partner or employee has a Beneficial Interest (see section V. Definitions), but does not exercise sole or shared Investment Control, prior authorization is not required. However, duplicate confirmations are required for reporting purposes.

Personal Security Trading Policy

     C.   Securities Exempt from Approval

          No authorization will be needed to do personal trades in the following securities:

          1. All equities which have a market capitalization of $20 million or less and which are not currently owned by WEDGE, based upon actual shares outstanding, or options representing companies with $20 million or less in market capitalization.

          2. All preferred stock issues which are not convertible under any circumstances.

          3. All vehicles related to a major industry group or on a market average, in the form of futures, options, unit trusts and exchange traded funds (ETFs) are exempt.

          4. All mutual funds not managed by WEDGE. (As of this revision, WEDGE sub-advises four mutual funds: American Fidelity Dual Strategy Fund, AST Mid-Cap Value, RiverSource Select Value Fund and RiverSource Variable Portfolio - Select Value Fund.)

          5.   All commodities.

          6.   All tax exempt Municipal Bonds.

          7. All Corporate Bonds with a below BB- or equivalent rating by at least two rating agencies, and which are not convertible under any circumstances.

          8. All high quality short-term debt instruments with a maturity at issuance of less than 366 days which are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

          9. All foreign securities which are not traded in any form on US Exchanges.

          10. All unit trusts which represent either a commodity or fixed income securities.

          11.  All U.S. Government & Agency Securities, including:

               a.   Direct Obligations of the U.S. Government

                    1.   T-bills, Notes and Bonds

                    2.   Strips - principal and income

                    3.   FICO - Financing Corp.

                    4.   GTC - Gov't Trust Certificates

               b.   Indirect Obligations of the U.S. Government

                    1.   RFCO - Resolution Financing Corp.

                    2.   TIGERS - Treasury Investment Growth Receipts

                    3.   CATS - Continuously Accruing Treasury Securities

                    4.   FFCB - Federal Farm Credit Bk. (Discount Notes & Bonds)

                    5.   FHLB - Federal Home Loan Bk. (Discount Notes & Bonds)

                    6.   FNMA - Federal Nat'l Mtge. Assoc. (Discount Notes &
                         Bonds)

                    7. FHLMC - Federal Home Loan Mtge. Corp. (Discount Notes & Bonds)

                    8. SLMA - Student Loan Marketing Assoc. (Discount Notes & Bonds)

                    9. WB - World Bank (Discount notes and bonds, backed by the 7 major industrialized countries)

                    10. IBRD - Intl. Bk. for Reconstruction & Development (backed by 7 major industrialized countries)

                    11.  IADB - Inter-American Development Bank

               c.   Mortgage-Backed Securities

                    1.   GNMA - PACS, VADM's & CMO's

                    2.   FHLMC - PACS, VADM's, CMO's

                    3.   FNMA - PACS, VADM's, CMO's

Personal Security Trading Policy

          12. Purchases through an automatic dividend reinvestment plan and purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class are exempt from the approval process.

          13.  Mergers are exempt from the approval process.

     D.   Approval Process

          Please see the flowchart at Exhibit 1, which outlines the approval process and blackout periods.

          1. The person wishing to place a trade should first determine whether or not the trade requires approval by reviewing the list of excluded transactions above. If required, the person shall fill out a Personal Trade Form (PTF), which is located at Exhibit
               2. The PTF will then be given to a member of the STCC for approval. Approval should be sought from Katie Cihal, Brad Horstmann, Cassie Taylor, Linda Matney or Mike James. In no case will anyone be allowed to sign his or her own approval form. If the trade is approved, it should generally be executed on the proposed trade date as designated on the PTF, with limited exception (see #3 below). One copy of the PTF will be given to the originator, and one retained by WEDGE.

          2. For every trade not approved, the PTF will be returned to the originator with an explanation why the trade wasn't allowed. If the originator thinks the trade should be allowed, the person needs to complete a new PTF and have two authorized individuals approve the form after indicating to them why the PTF wasn't approved in the first place.

          3. Good-till-canceled (GTC) orders may not be approved if they could cause a potential conflict. For example, an order by an employee to purchase an issue on a WEDGE Buy List should be executed promptly, as opposed to using a GTC limit type order, which may take days or weeks to be filled and potentially conflict with a transaction for a WEDGE customer. Generally, GTC orders will be limited to the approval day and the following two days.

          4. An analyst's absence from the office will not preclude a personal trade from being approved.

     E.   Blackout Periods

          This section describes additional rules which need to be applied as needed, in conjunction with all other rules and procedures.

          1.   Trades Subject to One-Day Blackout Period

               Partners and employees are not allowed to conduct trades of personal securities on the same day that WEDGE trades the same securities for our clients. (Does not apply to rebalance transactions in which fewer than half of WEDGE's designated accounts are involved.)

          2.   Trades Subject to Five-Day Blackout Period

Personal Security Trading Policy

               a. Partners and employees are not allowed to buy a security that WEDGE anticipates buying for its clients within the next 5 business days.

               b. Partners and employees must also refrain from purchasing a security that WEDGE has sold for our clients within the last 5 business days.

          3.   Trades Subject to Indefinite Blackout Period

               a. In general, personal sales of stocks and related securities that are also held in client accounts are discouraged. A personal sale may occur if the following three conditions are met:

                    1. There are no client buy or sell orders pending for the related stock.

                    2. Along with the PTF, a letter is submitted explaining the reason for the sale.

                    3. The sale is approved by 3 "uninvolved" authorized individuals.

          4.   Blackout Exceptions

               a.   QVM Portfolio stocks

                    Stocks, and related convertibles and options, held in WEDGE clients' QVM accounts may be bought or sold on any day except those on which QVM trades of the security in question are being made as a result of a model rebalance.

               b.   Tender Offers

                    Exceptions to the waiting period for sales would be a tender offer, or the sale of rights. Tender offers need to be treated the same as a sale, so that an approval form may or may not be required.

               c.   Initial Public Offerings

                    Purchases of any shares in an IPO are prohibited if the security is an equity or a security convertible into an equity.

     F.   Options Trading Guidelines

          1. Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small or Micro Cap portfolios.

          2. If an analyst who recommends purchase of a stock in a WEDGE Large, Mid, Small or Micro Cap portfolio has an option position on the stock he/she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

          3. If an employee or partner, other than the analyst recommending purchase of a stock for WEDGE clients, has an option position relating to a stock recommended for purchase in Large, Mid, Small or Micro Cap portfolios, the employee or partner is frozen in that option position until one week after the stock purchase is completed for all relevant WEDGE clients. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the employee or partner may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the

Personal Security Trading Policy
               option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

          4. If an employee or partner has a "written" position exercised during a blackout period, this exercise is out of the employee's or partner's control, so there will be no approval required. However, the stock transaction in any option exercise needs to be documented on a PTF. In this case approval will normally be granted after the exercise. A PTF does not need to be filled out for the option when an option expires unexercised or is exercised.

     G.   Gifts of Securities

          Gifts of securities will generally be treated according to the same procedures as for a sale of the particular security. Like a sale, gifts of stock not held in WEDGE accounts may be made at anytime other than the final day of selling for WEDGE clients. However, unlike a sale, even if the stock is held in WEDGE's accounts, it may be gifted to a nonprofit organization (charitable, educational, religious, etc.) provided that the employee or partner making the gift gains no direct or indirect Beneficial Interest. Approval will be granted only if there are no orders on the trading desk and no orders are anticipated for that particular security. The organization to whom the gift is being made should be clearly identified on the PTF form. A confirmation is not required to be matched with the PTF form.

III. Reporting Requirements

     A.   Duplicate Confirmations

          In order to properly audit transactions, partners and employees must arrange for the direct mailing of all confirmations for all investment accounts in which they possess sole or shared Investment Control and or Beneficial Interest to the following address:

               WEDGE Capital Management
               STCC FILE
               301 S. College Street, Suite 2920
               Charlotte, North Carolina 28202-6002

          A form letter, which can be used for this purpose, is located at
          Exhibit 3. If confirmations can't be sent directly, the STCC members will approve an alternate procedure.

     B.   Quarterly Trading Attestation

          On a quarterly basis, all partners and employees are required to affirm that WEDGE has received confirmation of all applicable trading activity or that no applicable trading activity took place. A sample attestation request and response is located at Exhibit 4. Responses are due no later than the final day of the month following the end of each quarter. This procedure will help to ensure that WEDGE receives duplicate confirmations for all trades.

     C.   Annual Personal Security Ownership Form (APSOF) - Exhibit 5

          All partners and employees need to submit a list of all personal marketable securities held as of each December 31 and the other information contained on the APSOF to a designated STCC member by January 31st each year. The list should include any securities in which the employee or partner has sole or shared

Personal Security Trading Policy

          Investment Control and or Beneficial Interest. The listing may come directly from the custodian or it may be provided by the employee or partner. Exclude all bank type deposits, all mutual funds (not managed by WEDGE) and high quality debt due in less than 366 days as defined in section II.C.8.

     D.   New Accounts

          Partners and employees must disclose to WEDGE when a new account has been opened in which he or she has Investment Control or Beneficial Interest. The New Account Report at Exhibit 6 should be filled out and given to an STCC member. Additionally, duplicate confirmations should be sent to WEDGE. A form letter, which can be used for this purpose, is located at Exhibit 3.

     E.   New Employees

          All new employees joining WEDGE need to furnish WEDGE with a list of personal marketable security holdings as defined in the paragraph above as of the date employment commences. This list needs to be furnished within 10 days of starting employment and be reported on the APSOF. These forms will be treated by the STCC in a similar manner to those forms submitted by current employees.

     F.   Exemptions

          1. Accounts that are coded to only allow trades in commodities or mutual funds (not managed by WEDGE) are exempt from the requirements of this Policy. They do not require pre-approval, they do not need to be reported on the Annual Security Ownership Form (APSOF), and duplicate confirmations are not required. However, the STCC may occasionally ask for verification on the trading restrictions for any accounts for which confirmations are not sent directly to WEDGE.

          2. Although exceptions will rarely be granted, the STCC may exempt specific accounts from the requirements of this Policy on a case by case basis if a partner or employee can provide the STCC with satisfactory assurances that the arrangement provides negligible opportunity for abuse. A partner or employee may request exempt status for a particular account(s) by completing the Request for Account Exemption form located at Exhibit 7.

IV.  Review Procedures

     A.   Personal Trading Confirmation Review

          On a regular basis an STCC member or members will review the duplicate confirmations received to ensure there is a PTF for every confirmation which requires pre-approval, and then staple the two corresponding forms together to be filed for retention. All other confirmations need to be initialed if no PTF was required. Persons requesting or approving the trade authorization may not perform the audit of the confirmation.

     B.   Quarterly Attestation Review

          On a quarterly basis, all employees and partners will receive a Quarterly Attestation. A member of the STCC will collect the attestations to ensure all employees and partners have completed them in a timely manner.

     C.   Annual Personal Security Ownership Form (APSOF) Review

Personal Security Trading Policy

          On a yearly basis a member or members of the STCC will review APSOFs to ensure that WEDGE has received an APSOF from each employee and partner in a timely manner. Also, the APSOFs will be reviewed for any potential conflict of interest in a security.

     D.   Violations

          Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to our policy. Any matters of a more severe nature must be brought before the full STCC, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

     E.   Supervision

          All actions taken and summaries of periodic reviews will be communicated to the firm's Management Committee.

     F.   Record Retention

          All documents obtained in conjunction with this policy will be maintained for a minimum of six years.

V.   Definitions

     A.   Security Trade Compliance Committee (STCC)

          This committee is appointed by WEDGE Partners with members to serve until removed. Current members are Katie Cihal, Brad Horstmann, Cassie Taylor, Linda Matney and Mike James.

     B.   Applicable Trades

          All trades placed by a WEDGE employee or partner, and all trades placed by another party in any account in which a WEDGE employee or partner has sole or shared Investment Control require pre-authorization and need to comply with the reporting requirements contained in this policy. All trades placed in accounts in which the employee or partner possesses a Beneficial Interest are subject to the reporting requirements contained in this policy but are not required to receive pre-authorization.

     C.   Applicable Securities

          Marketable securities (excluding all mutual funds not managed by WEDGE, and all high quality short-term debt as defined in section II.C.8.) must be reported on confirmations sent to WEDGE and need to be listed at year-end. Of these securities some will require pre-approval, while others will require no authorization (as listed in section II.C.). Transactions in commingled trust funds, futures and non-marketable investments such as bank accounts, certificates of deposit, and closely held securities need not be disclosed.

     D.   Beneficial Interest

          The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

Personal Security Trading Policy

          A partner or employee is presumed to have a beneficial interest in the following:

          1.   securities owned individually or jointly;

          2. securities owned by Immediate Family members who reside in the partner's or employee's household; and

          3. securities in which Immediate Family members, who reside in the partner's or employee's household, exercise Investment Control.

          Any uncertainty as to whether a partner or employee has a Beneficial Interest should be brought to the attention of the STCC.

     E.   Immediate Family

          Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the STCC determines could lead to possible conflicts of interest or appearances of impropriety.

     F.   Investment Control

          Persons are deemed to have Investment Control in brokerage accounts in which he or she has authority to place a trade or is an investment decision-maker for the account.

          Any uncertainty as to whether a person has Investment Control should be brought to the attention of the STCC.

Personal Security Trading Policy

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                        PERSONAL SECURITY TRADING POLICY
                EFFECTIVE OCTOBER 1, 2002 (REVISED MARCH 2, 2006)

                                REPORTING SUMMARY

The purpose of this summary is to provide partners and employees with a quick reference guide to comply with the pre-approval and reporting requirements of the Personal Security Trading Policy. This summary is intended for use in conjunction with the entire policy.

    REQUIRED REPORTING              RESPONSIBILITIES                   TIMEFRAME                         EXCLUSIONS
    ------------------     ---------------------------------  --------------------------  ----------------------------------------
Personal Trade Form (PTF)  -    Complete the PTF and obtain   -    Prior to placing an    -    A security w/ market cap =< $20
                                approval before placing an         order.                      mil, which WEDGE does not own
                                order to trade a marketable
                                security in an account in     -    Certain Blackout       -    Mutual Funds not managed by WEDGE
                                which you have Investment          Periods apply. (See
                                Control. (See section V.           section II.E.).        -    Tax Exempt Municipal Bonds
                                Definitions).
                                                                                          -    Most US Government Securities

                                                                                          -    Futures, Options or Unit Trusts
                                                                                               related to major industry groups or
                                                                                               market averages

                                                                                          -    Non-convertible Corporate Bonds w/
                                                                                               < than BB- or equivalent rating by
                                                                                               2 agencies

                                                                                          -    Accounts w/o Investment Control

                                                                                          -    And others as listed in the policy

Duplicate Confirmations    -    Must be sent directly to      -    Confirmations should   -    Mutual funds not managed by WEDGE,
                                WEDGE from broker for all          be sent after each          high-quality short-term debt, and
                                trades in accounts with            trade.                      non-marketable investments such as
                                Investment Control and or                                      bank accounts, CDs and closely held
                                Beneficial Interest.                                           securities are not required to send
                                                                                               duplicate confirmation.

Quarterly Attestation      -    Confirm that WEDGE received   -    Due no later than the  -    None.
                                all confirms in accounts           last day of the month
                                with Investment Control and        after the end of each
                                or Beneficial Interest or          calendar quarter.
                                that there have been no
                                applicable trades during the
                                quarter.

Annual Personal Security   -    Provide a listing of          -    Due by January 31st    -    Mutual funds not managed by WEDGE,
Ownership Form (APSOF)          securities in each brokerage       each year.                  high-quality short-term debt, and
                                account in which you have                                      non-marketable investments such as
                                Investment Control and or     -    Within 10 days of           bank accounts, certificates of
                                Beneficial Interest. (See          employment.                 deposit and closely held securities
                                section V. Definitions).                                       need not be reported in the listing
                                                                                               of securities held.

Personal Security Trading Policy

                                                                       Exhibit 1

                                  (FLOWCHART)

Personal Security Trading Policy

                                                                       Exhibit 2

                          PERSONAL TRADE APPROVAL FORM

____________________________________________________________ Date ______________

Name: ______________________________ Please Check Appropriate Box:

Account(s): ______________________________________________ BUY  [ ] ____________

Security Description: ____________________________________ SELL [ ] ____________

Quantity: ________________________________________________ GIFT [ ] ____________

                                                                  (Recipient)

I have read the firms' Personal Security Trading Policy and believe this transaction complies with the Policy, and does not violate WEDGE's

Policy of not using material nonpublic information on any security trades. We do not have any orders pending on the trading desk in this security. I do not believe this security is being considered for sale or purchase by WEDGE for its accounts.

TO BE FILLED OUT BY EMPLOYEE/PARTNER:             TO BE FILLED OUT BY THE APROVING PERSON:

Ticker/Cusip: __________ Market Cap: __________   1. List initials of people consulted about this trade (if any)

Proposed Trade Date: __________________________   2. Is there a pending trade on our desk in this stock? (Yes or No)

Will this be a GTC order?: (Yes or No)            3. Is an analyst anticipating a trade in this stock? (Yes / No or N/A)
(GTC orders are limited to three trading days.)
                                                  4. Is this stock held in client accounts? (Yes or No)

Is this an IPO?: (Yes or No)

RESTRICTIONS: Time Period                         Other ________________________

Permission Granted By: ________________________   Denied By: ___________________

**TRADE AUDIT** ACTUAL TRADE DATE: ____________   SHARES TRADED: _______________   BY: __________________
(from confirmation)

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

                                                                       Exhibit 3

FORM OF LETTER TO BROKER, DEALER, BANK, OR MUTUAL FUND

(Date)

Name _____________________________

Address __________________________

Subject: Account # __________________________________

Dear ______________________________:

My employer, WEDGE Capital Management, is an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Advisors Act of 1940. Pursuant to my employer's Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

                                        WEDGE Capital Management
                                        STCC File
                                        301 South College St., Suite 2920
                                        Charlotte, NC 28202

Thank you for your cooperation. If you have any questions, please contact me at 704-334-6475.

Sincerely,


Personal Security Trading Policy

                                                                       Exhibit 4

                                    (GRAPHIC)

Personal Security Trading Policy

                                                                       Exhibit 4

                                    (GRAPHIC)

Personal Security Trading Policy

                                                                       Exhibit 5

                         WEDGE Capital Management L.L.P.
                            Personal Security Trading

ANNUAL PERSONAL SECURITY OWNERSHIP FORM

             (Including all 401(k), Retirement, and other Accounts)

                          As of _______________ (date)

1.   I hereby acknowledge receipt of WEDGE's Personal Security Trading Policy.

2. I have read and understand the Policy and recognize that I am subject thereto in my capacity at WEDGE.

3. I hereby certify that I have no knowledge of the existence of any personal conflict of interest which may involve Firm clients, such as any economic relationship between my transactions and securities held or to be acquired by Firm clients.

4. To the best of my knowledge, I have directed all confirms from all security trades (excluding those for which an exemption applies such as mutual funds) executed in those accounts in which I have Investment Control and or Beneficial Interest, to be sent to WEDGE. I understand that the term Beneficial Interest includes, but is not limited to, all accounts in which members of my household have a direct interest or exercise Investment Control.

5. The broker/custodian and account numbers for all securities brokerage accounts in which I have a beneficial interest and or investment control are listed below.

                                                                  DO YOU HAVE
                                                                   INVESTMENT
                         NAME ON ACCOUNT - RELATION    ACCOUNT      CONTROL
   BROKER/CUSTODIAN                TO YOU               NUMBER       (Y/N)?
   ----------------      --------------------------   ---------   -----------
Example: Merrill Lynch   Katie Cihal - Self           111222333        Y
Example: Merrill Lynch   Colleen Cihal - Mother       444555666        N

                                                                       Exhibit 5

6. I have a beneficial interest and or investment control in the following marketable securities:

NAME OF SECURITY OR TICKER   NUMBER OF SHARES   ACCT # IN WHICH IT IS HELD
--------------------------   ----------------   --------------------------
Example: AMAT                      1,000                 111222333
Example: XOM                       2,000                 444555666


Date                                    Signature
    ---------------------------------            -------------------------------

                                                                       Exhibit 6

NEW ACCOUNT(S) REPORT

I recently opened the following account(s) in which I have a Beneficial
Interest:

                                                             Do you have
 Date    Name of Broker, Dealer,                   Account    Investment
Opened     Bank, or Mutual Fund    Account Title    Number     Control?
------   -----------------------   -------------   -------   -----------


                                        ----------------------------------------
                                        Name (Please print)

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Date

                                                                       Exhibit 7

REQUEST FOR ACCOUNT EXEMPTION

I have read WEDGE Capital Management's Personal Security Trading Policy and understand that the purpose of the Policy is to avoid any actual or potential conflict of interest or any abuse of my position as a representative of WEDGE in the execution of personal securities transactions and to place the interests of our clients first at all times. I also understand the pre-authorization and reporting requirements required by the Policy. However, I request that the following account(s) be exempt from the requirements of the Policy for the reasons specified below.

                    Account Name (list
                 relationship to account                           Individual w/ Investment
                   owner if other than                          Control (list relationship if
Account Number          yourself)          Custodian / Broker        other than yourself)
--------------   -----------------------   ------------------   -----------------------------


I certify that with respect to each of the accounts listed above (initial appropriate boxes):

I do ___________________ do not ________________ own individually or jointly with others any of the securities held in the account(s).

I do ___________________ do not ________________ possess or exercise decision-making authority over the account(s).

Additional information pertinent to the request for exemption status (attach additional page if necessary):

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

I agree that I will notify the Security Trade Compliance Committee immediately if any of the information I have provided becomes inaccurate or incomplete.


D.   For STCC Use Only                  ----------------------------------------
                                        Signature

Exemption Status:            Approved
                          Disapproved   ----------------------------------------
                                        Print Name

------------------------
STCC Representative                     ----------------------------------------
                                        Date

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                               PERSONNEL HANDBOOK
                             REVISED: APRIL 9, 2007

The following are excerpts from the Personnel Handbook that part of WEDGE's Code of Ethics.

GIFTS FROM BROKERS AND/OR COMPANIES

All meals are acceptable gifts when business is being discussed. Subsidies of lodging and/or transportation costs are also acceptable, but only if such lodging and/or transportation is furnished to a group as part of a company-sponsored program, or if it is provided in such a location that other sources of lodging and/or transportation are not practical.

Singular gifts with a market value less than $100.00 are acceptable without condition. Other items received, with a value greater than or equal to $100.00, need to be described in writing to the Chief Compliance Officer (CCO) within five days of receipt. If the sum of two or more items received in a 90 day period amounts to more than $100.00, the person involved also needs to describe the items in writing to the CCO. All gifts with a value greater than or equal to $100.00 will be evaluated as to their acceptability.

CONFIDENTIALITY

Employees will have access to and will become acquainted with trade secrets, confidential information and property relating to WEDGE and its customers. All information obtained in the course of employment is to be used for conducting WEDGE's business only. Employees are prohibited from discussing or disclosing such trade secrets, confidential information or property, either directly or indirectly, to persons outside WEDGE, either during employment, or at any time thereafter, except as required by the supervisor. As a condition of employment, this same level of confidentiality must be maintained regarding information about coworkers, employee relations matters, clients and WEDGE operations.

WEDGE Capital Management L.L.P.
Personnel Handbook


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